EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Martin P. Ketelaar, Vice President,
Investor Relations
(515) 362-3693
AmerUs Group Announces Final Income PRIDES Terms
     DES MOINES, Iowa (August 14, 2006)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced the final terms of the company’s Income PRIDES (NYSE: AMH PrA) conversion occurring on August 16, 2006.
     Under the terms of the agreement, AmerUs Group will issue 4,885,775 shares of common stock, or a conversion rate of 0.8497 shares of common stock for each issued and outstanding Income PRIDES security. Holders of Income PRIDES will also receive their final quarterly contract adjustment payment of 0.75 percent of the $25 stated amount per year, or $0.046875. Additionally, a cash distribution on the applicable ownership interest of the Treasury portfolio, at the rate of 5.50 percent of the $25 stated amount, will be paid from BNY Midwest Trust Company, at a rate of $0.34375 per Income PRIDES.
     In May 2006, the company remarketed the senior notes originally associated with the Income PRIDES under the terms of the agreement. At that time, the interest rate and maturity date on the remarketed senior notes was reset to 6.583 percent and May 16, 2011, respectively. Interest payments on the remarketed debt will be payable semi-annually in arrears on May 16 and November 16 of each year. The first interest payment will be made on November 16, 2006.

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.
     As of June 30, 2006, AmerUs Group’s total assets were $24.6 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.

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